Filed Pursuant to Rule 424(b)(3)
File Number 333-131333
PROSPECTUS SUPPLEMENT NO. 2
Prospectus Supplement dated September 1, 2006
to Prospectus declared
effective on May 9, 2006
(Registration No. 333-131333)
as supplemented by that Prospectus Supplement No. 1 dated August 9, 2006,
PROXYMED, INC.
This Prospectus Supplement No. 2 supplements our Prospectus dated May 9, 2006 and the Prospectus Supplement No. 1 dated August 9, 2006.
The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 2 together with the Prospectus.
This Prospectus Supplement includes the attached Current Report on Form 8-K of ProxyMed, Inc. filed on September 1, 2006 with the Securities and Exchange Commission.
Our common stock is listed on the Nasdaq National Market under the symbol “PILL.”
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this Prospectus Supplement is September 1, 2006

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
August 28, 2006
PROXYMED, INC.
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	000-22052 (Commission File No.)	65-0202059 (IRS Employer Identification No.)
1854 Shackleford Court, Suite 200,
Norcross, Georgia 30093-2924
(Address of principal executive offices)
(770) 806-9918
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
(b) On August 28, 2006, ProxyMed, Inc. d/b/a MedAvant Healthcare Solutions ( “MedAvant”), accepted the resignation of James H. McGuire from the Board of Directors. Mr. McGuire’s resignation did not relate to any disagreement with MedAvant on any matter related to MedAvant’s operations, policies or practices. Mr. McGuire also served as a member of MedAvant’s Audit Committee and Nominating Committee. No replacement has been named.
      On August 31, 2006, MedAvant accepted the resignation of Thomas E. Hodapp from the Board of Directors. Mr. Hodapp’s resignation did not relate to any disagreement with MedAvant on any matter related to MedAvant’s operations, policies or practices. Mr. Hodapp also served as a member of MedAvant’s Audit Committee, Compensation Committee and Nominating Committee. No replacement has been named.
      A copy of MedAvant’s press release is attached as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibit.
      (d)      Exhibits

Exhibit No.	Description
99.1	Press release of MedAvant dated September 1, 2006.

SIGNATURES
      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ProxyMed, Inc.

Date:	September 1, 2006	/s/ John G. Lettko

John G. Lettko
President and Chief Executive Officer

EXHIBIT 99.1

Investor Relations Contact:	Media Contacts:
Emily Pietrzak	Teresa Stubbs
MedAvant Healthcare Solutions	MedAvant Healthcare Solutions
925-765-4410	812-206-4332
epietrzak@medavanthealth.com	tstubbs@medavanthealth.com
MEDAVANT ANNOUNCES RESIGNATION OF TWO BOARD MEMBERS
ATLANTA, GA.—September 1, 2006-- MedAvant Healthcare Solutions (NASDAQ: PILL), a leader in healthcare technology and transaction services, today announced that James H. McGuire and Thomas E. Hodapp have resigned from the board of directors. The MedAvant board of directors now consists of Braden Kelly (acting Chairman), Gene Terry, Ed Cooperman, CEO John Lettko and recently appointed members Jim Hudak and Sam Schwartz.
John Lettko, MedAvant’s CEO, noted, “We are grateful for Jim and Tom’s contributions to the board, and we wish them well in their future endeavors.” Lettko went on to add, “MedAvant has a strong board currently in place, particularly given the recent additions of Sam Schwartz and Jim Hudak. We are committed to having a strong and dedicated board that will oversee and nurture the company as it pursues its growth strategy.”
About MedAvant Healthcare Solutions
MedAvant, a leader in healthcare technology services, provides healthcare transaction processing, medical cost containment services, business process outsourcing solutions and related value-added products to physicians, payers, pharmacies, medical laboratories, and other healthcare suppliers. To facilitate these services, MedAvant operates Phoenix(SM), a highly scalable and secure national information platform, which supports real-time direct connectivity and transaction processing between healthcare clients. For more information about MedAvant, please visit the Company’s website at http://www.medavanthealth.com. MedAvant is a trade name of ProxyMed, Inc.
Forward-Looking Statement
FORWARD LOOKING STATEMENTS — Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. Actual results could differ materially from projected results because of factors such as: the soundness of MedAvant’s business strategies relative to the perceived market opportunities; MedAvant’s ability to successfully develop, market, sell, cross-sell, install and upgrade its clinical and financial transaction services and applications to current and new physicians, payers, medical laboratories and pharmacies; the ability to compete effectively on price and support services; MedAvant’s ability and that of its business associates to perform satisfactorily under the terms of its contractual obligations, and to comply with various government rules regarding healthcare and patient privacy; entry into markets with vigorous competition, market acceptance of existing products and services, changes in licensing programs, product price discounts, delays in product development and related product release schedules, any of which may cause revenues and income to fall short of anticipated levels; the availability of competitive products or services; the continued ability to protect our intellectual property rights, implementation of operating cost structures
-END-

PILL Announces Resignation of Two Board Members

September 1, 2006
that align with revenue growth; uninsured losses; adverse results in legal disputes resulting in liabilities; unanticipated tax liabilities; the effects of a natural disaster or other catastrophic event beyond our control that results in the destruction; or disruption of any of our critical business or information technology systems. Any of these factors could cause the actual results to differ materially from the guidance given at this time. MedAvant refers you to the cautionary statements and risk factors set forth in the documents MedAvant files from time to time with the Securities and Exchange Commission, particularly MedAvant’s form 10-K/A for the year ended December 31, 2005 and MedAvant’s form 10-Q for the quarter ended June 30, 2006.
MedAvant does not assume any obligation to update information contained in this document. Although this release may remain available on MedAvant’s website or elsewhere, its continued availability does not indicate that MedAvant is reaffirming or confirming any of the information contained therein.
-END-